Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS TO HOST CONFERENCE CALL

RALEIGH, NC, October 7, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) plans to host a conference call early in the week of October 11 to provide a forum for leading hepatologists to discuss the characteristics of a gut specific antibiotic and the use of antibiotic therapy in their clinical practice.

The Company again takes this opportunity to reaffirm its financial guidance for the fiscal year ending December 31, 2004 that total Company net product sales for 2004 will be at least $100 million. Based upon the guidance for total net product sales for 2004, Salix reaffirms that the Company will be profitable for the third and fourth quarters at a level to deliver earnings per share of $0.17, on a fully-diluted basis, for the entire year ending December 31, 2004.

Information on the time and date of the conference call will be issued within the next few business days when final arrangements have been completed.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.